Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

September, 2006

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen

At your request, in connection with offering by Cell Therapeutics, Inc., a Washington corporation (the “Company”) of up to 23,121,394 shares of Common Stock, no par value (the “Shares”), warrants issuable for up to 5,780,352 shares of Common Stock (“Warrants”), and up to 5,780,352 shares of Common Stock issuable upon exercise of those warrants (the “Warrant Shares”) pursuant to a registration statement (“Registration Statement”) on Form S-3 (No. 333- 131533) under the Securities Act of 1933, as amended (the “Securities Act”), we have examined the Registration Statement, the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed on or around September 20, 2006 and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement”). The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”

We are of the opinion that:

1. The Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery for the Shares as contemplated by the Registration Statement and Prospectus and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, the Shares will be validly issued and are fully paid and non-assessable.

2. The Warrants have been duly authorized by all necessary corporation action on the part of the Company, and when issued pursuant to the terms of the Securities Purchase Agreement dated September 18, 2006 and as contemplated by the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued pursuant to the terms of the Warrant and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar of the Common Stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers, LLP